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                                                                   Exhibit 99.02

EXODUS COMPLETES ACQUISITION OF SERVICE METRICS, INC.

Acquisition Enables Exodus to Offer a Platform to Measure the Consistency, Performance and Availability of Customers' Web Sites

November 23, 1999 -

Exodus Communications(TM), Inc. (NASDAQ: EXDS), a leader in complex Internet hosting and managed services, today announced it has completed the acquisition of Service Metrics(SM), Inc.

Exodus(TM), the pioneer in Internet Data Centers (IDCs), continues to offer new services designed to meet the needs of customers with mission-critical Internet operations, especially business-to-business and business-to-consumer e-commerce companies, as well as application service providers (ASPs) and Internet service providers (ISPs). Exodus plans to leverage Service Metrics' expertise in the monitoring and measurement of mission-critical Internet operations to empower customers to make informed Web site decisions and strengthen branding. The combination of Service Metrics and Exodus extends the company's leadership in the complex Web hosting market.

"We are delighted to welcome the Service Metrics team to Exodus," said Ellen M. Hancock, president and CEO of Exodus. "Through the acquisition of Service Metrics and its platform of in-depth performance analysis services, we believe Exodus offers its customers an industry-leading suite of managed and professional services."

Service Metrics' network of data collection agents is located on multiple provider networks in North and South America, Europe, and the Far East. The combination of 16 Exodus facilities worldwide and this network of data collection agents will help position Exodus and Service Metrics to meet customers' growing demands for performance measurement and optimization.

Service Metrics will be a wholly owned subsidiary of Exodus Communications and continue to operate from its Colorado location.

About Exodus Communications
Exodus Communications is a leading provider of Internet system, network management solutions and technology professional services for enterprises with mission-critical Internet operations. Exodus manages Internet Web sites and its network infrastructure
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from 16 Internet Data Centers (IDCs) located in the United States and Europe.
Exodus currently has IDCs located in the Austin, Boston, Chicago, London, Los Angeles (2), New York (2), Seattle (2), Silicon Valley (4) and Washington, D.C.
(2) metropolitan areas. Exodus has announced the planned addition of three additional IDCs and three international server hosting sites by the end of 1999, bringing the total number of Exodus sites to 22 worldwide. More information on Exodus can be found at http://www.exodus.net
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